Filed Pursuant to Rule 424(b)(2)
Registration No. 333-134724

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Aggregate Price per Unit	Aggregate Offering Price	Amount of Registration Fee(1)
6% Senior Notes due 2018	$250,000,000	99.543%	$248,857,500	$9,781

(1)	Calculated in accordance with Rule 457(r) under the Securities Act. Payment of the registration fee at the time of filing of the registrant’s registration statement on Form S-3 filed with the Securities and Exchange Commission on June 5, 2006 (File No. 333-134724), was deferred pursuant to Rules 456(b) and 457(r) of the Securities Act, and is paid herewith. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in such registration statement.

PROSPECTUS SUPPLEMENT

(To prospectus dated June 5, 2006)

$250,000,000

BJ Services Company

6% Senior Notes due 2018

We will pay interest on the notes on June 1 and December 1 of each year, beginning on December 1, 2008. We may redeem the notes prior to maturity, in whole or in part, at a redemption price described in this prospectus supplement. See “Description of the Notes—Optional Redemption.” If we experience a change of control repurchase event, we may be required to offer to purchase the notes from holders at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase, as described under “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control Repurchase Event.” The notes do not have the benefit of any sinking fund.

The notes will be our senior unsecured obligations and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness. The notes will be issued only in registered form in denominations of $1,000.

Investing in the notes involves risks that are described in the “ Risk Factors” section on page S-5 of this prospectus supplement and in our 2007 Annual Report on Form 10-K, which is incorporated by reference herein.

	Per Note	Total
Public offering price (1)	99.543%	$248,857,500
Underwriting discount	.65%	$1,625,000
Proceeds, before expenses, to BJ Services	98.893%	$247,232,500
(1) Plus accrued interest from May 19, 2008, if settlement occurs after that date

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are expected to be ready for delivery in book-entry form only through The Depository Trust Company on or about May 19, 2008.

Joint Book-Running Managers

Merrill Lynch & Co.	Citi

Co-Manager

JPMorgan

The date of this prospectus supplement is May 14, 2008.

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any free writing prospectus made available by us. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospectus may have changed since those dates.

S-i

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934 concerning, among other things, our prospects, expected revenue, expenses and profits, developments and business strategies for our operations, all of which are subject to certain risks, uncertainties and assumptions. These forward-looking statements are identified in statements described as “outlook” and by their use of terms and phrases such as “expect,” “estimate,” “project,” “forecast,” “believe,” “achievable,” “anticipate,” “should” and similar terms and phrases. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Such statements are subject to:

•	fluctuating prices of crude oil and natural gas,

•	conditions in the oil and natural gas industry, including drilling activity,

•	reduction in prices or demand for our products and services and level of acceptance of price book increases in our markets,

•	general global economic and business conditions,

•	international political instability, security conditions, hostilities and declines in customer activity due to adverse local and regional conditions,

•	our ability to expand our products and services (including those we acquire) into new geographic markets,

•	our ability to grow businesses we have acquired such that our investment can be fully realized,

•	our ability to generate technological advances and compete on the basis of advanced technology,

•	risks from operating hazards such as fire, explosion, blowouts and oil spills,

•	litigation for which insurance and customer agreements do not provide protection,

•	adverse consequences that may be found in or result from internal investigations, including potential financial and business consequences and governmental actions, proceedings, charges or penalties,

•	changes in currency exchange rates,

•	severe weather conditions, including hurricanes, that affect conditions in the oil and natural gas industry,

•	the business opportunities that may be presented to and pursued by us,

•	competition and consolidation in our business, including the addition of new competitors and new capacity in the U.S.,

•	changes in law or regulations and other factors, many of which are beyond our control, and

•	other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

These factors are more fully described in our Form 10-K for the fiscal year ended September 30, 2007 under the heading “Risk Factors” and are incorporated herein by reference. Other factors that could cause actual results to differ materially from estimates and projections contained in forward-looking statements are described in the other documents that we incorporated by reference into this document.

Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus supplement, or, in the case of documents incorporated by reference, the date of those documents.

S-ii

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events, unless the securities laws require us to do so.

ABOUT THIS PROSPECTUS SUPPLEMENT

We are using this prospectus supplement, together with the accompanying prospectus, to offer our % senior notes due 2018. This prospectus supplement sets forth certain terms of the notes. It supplements the description of the debt securities contained in the accompanying prospectus. If information in this prospectus supplement is inconsistent with that contained in the accompanying prospectus, this prospectus supplement will apply and will supersede any such information in the accompanying prospectus.

It is important for you to read and consider all the information contained in this prospectus supplement and the accompanying prospectus in making a decision to invest in the notes. You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” below and on page 2 of the accompanying prospectus.

References in this prospectus supplement to “BJ Services,” “the Company,” “we,” “us” and “our” are to BJ Services Company and its subsidiaries unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement including the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until we sell all of the securities covered by this registration statement:

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2007, as amended by the Annual Report on Form 10-K/A filed on May 14, 2008;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2007 and March 31, 2008; and

•	Current Reports on Form 8-K filed on December 3, 2007 and December 12, 2007 (as amended by Form 8-K/A filed April 4, 2008).

S-iii

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

BJ Services Company

4601 Westway Park Blvd.

Houston, Texas 77041

Attention: Corporate Secretary

(713) 462-4239

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information about our company. It is not complete and does not contain all the information that you should consider before investing in the notes. You should read all of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference to fully understand our company.

BJ Services Company

Our Business

BJ Services Company, whose operations trace back to the Byron Jackson Company (founded in 1872), was organized in 1990 under the corporate laws of the state of Delaware. We are a leading worldwide provider of pressure pumping and other oilfield services for the petroleum industry. Our pressure pumping services consist of cementing and stimulation services used in the completion of new oil and natural gas wells and in remedial work on existing wells, both onshore and offshore. Other oilfield services include completion tools, completion fluids, casing and tubular services, chemical services, and precommissioning, maintenance and turnaround services in the pipeline and process business, including pipeline inspection.

Our principal executive offices are located at 4601 Westway Park Blvd., Houston, Texas 77041, and our telephone number at that address is (713) 462-4239.

The Offering

Issuer	BJ Services Company

Notes offered	$250,000,000 aggregate principal amount of 6% senior notes due 2018.

Maturity	The notes will mature on June 1, 2018.

Interest	The notes will bear interest at the rate of 6% per year. Interest on the notes will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2008.

Ranking	The notes will be unsecured unsubordinated debt and will rank equally with all of our existing and future unsubordinated debt.

Optional redemption	The notes will be redeemable, in whole or in part, at our option, at any time at a redemption price equal to the greater of 100% of the principal amount of the notes to be redeemed and the “make-whole” redemption price, plus accrued and unpaid interest, if any, to the date of redemption. See “Description of the Notes—Optional Redemption.”

Repurchase at the option of holders upon a change of control repurchase event	If we experience a “Change of Control Repurchase Event” (as defined in “Description of the Notes—Repurchase at the Option of Holders Upon Change of Control Repurchase Event”), we will be required, unless we have exercised our right to redeem the notes, to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Covenants of the indenture	We will issue the notes under an indenture which will, among other things, restrict our ability to create liens and to enter into sale and leaseback transactions. See “Description of Debt Securities—Covenants” in the accompanying prospectus and “Description of the Notes” in this prospectus supplement.

Use of proceeds	We expect to use the net proceeds from this offering to repay our outstanding floating rate senior notes, which mature on June 1, 2008 and currently bear interest at a rate of 3.25% per annum. Pending our repayment of the floating rate senior notes upon maturity on June 1, 2008, we may temporarily use the net proceeds from this offering to repay borrowings outstanding under our revolving credit facility or for general corporate purposes.

Sinking fund	The notes are not entitled to any sinking fund.

Trustee	The trustee under the indenture governing the notes is Wells Fargo Bank, N.A.

Governing law	New York.

Additional issuances	We may, at any time, without the consent of the holders of the notes, issue additional notes having the same ranking interest rate, maturity and other terms of the notes.

Summary Financial Information

The following table sets forth certain selected historical financial data of the Company. The selected operating and financial position data as of and for each of the five fiscal years ended September 30, 2007 have been derived from the audited consolidated financial statements of the Company, some of which appear in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007. The selected operating and financial position data as of and for the six months ended March 31, 2008 and 2007 have been derived from the unaudited consolidated financial statements of the Company, some of which appear in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. The results for the interim periods are not necessarily indicative of the results that can be expected for a full fiscal year. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and Notes thereto in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and March 31, 2007, which are incorporated by reference herein. The Company’s historical results are not necessarily indicative of results to be expected in future periods.

	As of and for the Six Months Ended March 31,		As of and for the Fiscal Year Ended September 30,
	2008	2007	2007	2006	2005	2004	2003
	(unaudited)
	(in thousands, except per share amounts)
Operating Data:
Revenue	$2,568,267	$2,370,578	$4,802,409	$4,367,864	$3,243,186	$2,600,986	$2,142,877
Operating expenses	2,129,158	1,764,065	3,651,870	3,196,128	2,606,127	2,162,601	1,849,636
Operating income	439,109	606,513	1,150,539	1,171,736	637,059	438,385	293,241
Interest expense	(14,811)	(17,267)	(32,731)	(14,558)	(10,951)	(16,389)	(15,948)
Interest income	830	824	1,624	14,916	11,281	6,073	2,141
Other income (expense), net (1)	(1,658)	(3,873)	(6,584)	(11)	15,958	92,668	(3,762)
Income tax expense	(123,983)	(190,197)	(359,208)	(367,473)	(200,305)	(159,696)	(87,495)
Net income	299,487	396,000	753,640	804,610	453,042	361,041	188,177
Earnings per share (2):
Basic	$1.02	$1.35	$2.57	$2.55	$1.40	$1.13	$0.60
Diluted	1.01	1.34	2.55	2.52	1.38	1.10	0.58
Depreciation and amortization	127,666	95,524	209,019	166,763	136,861	125,668	120,213
Capital expenditures (3)	311,786	365,183	752,113	459,974	323,763	200,577	167,183
Financial Position (at end of period):
Property, net	$2,156,215	$1,668,252	$1,965,719	$1,392,926	$1,086,932	$913,713	$850,340
Total assets	4,930,821	4,243,458	4,715,212	3,862,288	3,409,642	3,301,330	2,800,135
Long-term debt and capital leases, excluding current maturities	249,793	499,727	252,709	500,140	455	78,936	493,754
Stockholders’ equity	3,133,894	4,243,458	2,851,398	2,146,940	2,492,041	2,102,424	1,658,920

(1)	Fiscal 2004 includes Halliburton patent infringement award of $86.4 million (net of legal expenses) and $12.2 million for the reversal of excess liabilities in the Asia Pacific region. Additionally, fiscal 2005 includes $9.0 million in misappropriated funds from the Asia Pacific region repaid to the Company and $9.5 million for the reversal of excess accrued liabilities in the Asia Pacific region.
(2)	Earnings per share amounts have been restated for all periods presented to reflect the increased number of common shares outstanding, resulting from the 2-for-1 stock split effective September 1, 2005.
(3)	Excludes acquisitions of businesses. Includes $47.8 million in fiscal 2007 to purchase assets from an equipment financing partnership.

RISK FACTORS

Before you invest in our notes, you should consider the following risk factors, as well as the risks, uncertainties and factors that may adversely affect us that are discussed under the caption “Business—Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007, which are incorporated by reference herein.

Risks Related to the Notes

The notes have no established trading market or history, and you may not be able to sell the notes.

The notes will constitute a new issue of securities with no established public market. Although the underwriters have indicated that they intend to make a market in the notes, they are not obligated to do so and any of their market making activities may be terminated or limited at any time. In addition, although we have registered the offer and sale of the notes under the Securities Act of 1933, we do not intend to apply for a listing of the notes on any securities exchange or interdealer quotation system. As a result, there can be no assurance as to the liquidity of markets that may develop for the notes, the ability of noteholders to sell their notes or the prices at which notes could be sold.

The notes may trade at prices that are lower than their initial purchase price depending on many factors, including prevailing interest rates and the markets for similar securities. The liquidity of trading markets for the notes may also be adversely affected by general declines or disruptions in the markets for debt securities. Those market declines or disruptions could adversely affect the liquidity of and market for the notes independent of our financial performance or prospects. An active market for the notes may not develop or, if developed, may not continue. In the absence of an active trading market, you may not be able to sell the notes within the time or at the price you desire.

We depend upon cash distributions from our subsidiaries to service our debt.

We conduct substantially all of our operations through our operating subsidiaries, and a significant portion of our assets are the capital stock of our subsidiaries. Accordingly, our ability to meet our cash obligations, including our obligations under the notes, depends in part upon the ability of our subsidiaries to make cash distributions to us. Any of our subsidiaries’ declaration of bankruptcy, liquidation or reorganization could materially adversely affect their ability to make cash distributions to us. The ability of our subsidiaries to make distributions to us is also, and will continue to be, restricted by, among other limitations, applicable provisions of the laws of national or state governments.

The notes will be effectively subordinated to liabilities and indebtedness of our subsidiaries and subordinated to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness.

All of our operating assets are in our subsidiaries. However, none of our subsidiaries will guarantee our obligations with respect to the notes. Therefore, the notes will be effectively subordinated to all indebtedness of our subsidiaries. Furthermore, such subsidiaries are not prohibited under the indenture from incurring additional indebtedness. As a result, holders of the notes will be effectively subordinated to claims of third party creditors, including holders of indebtedness, of these subsidiaries. Claims of those other creditors, including trade creditors, secured creditors, governmental authorities, and holders of indebtedness or guarantees issued by the subsidiaries, will generally have priority as to the assets of our subsidiaries over claims by the holders of the notes. As a result, rights of payment of holders of our indebtedness, including the holders of the notes, will be effectively subordinated to all those claims of creditors of our subsidiaries.

We could enter into various transactions that could increase the amount of our outstanding debt, adversely affect our capital structure or credit ratings or otherwise adversely affect holders of the notes.

The terms of the notes do not prevent us from incurring additional debt or entering into a variety of acquisition, change of control, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into a variety of transactions that could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the notes. In addition, the indenture governing the notes will permit us, subject to certain covenant limitations, to provide credit support for the obligations of our subsidiaries, and such credit support may be effectively senior to our obligations under the notes.

To service our indebtedness, we will use a significant amount of cash. Our ability to generate cash to service our indebtedness depends on many factors beyond our control.

Our ability to make payments on our indebtedness, including these notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that cash flow generated from our business and future borrowings under our credit facility will be sufficient to enable us to pay our indebtedness, including these notes, and to fund our other liquidity needs.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, unless we have exercised our right to redeem the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. In such event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control Repurchase Event.”

Our obligation to make a change of control offer is limited to the transactions specified in “Description of the Notes—Repurchase at the Option of Holders Upon Change of Control Repurchase Event.” We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Repurchase Event under the notes, but that could increase the amount of our indebtedness outstanding at such time or otherwise materially adversely affect our capital structure.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods indicated.

	Six Months Ended March 31,		Fiscal Years Ended September 30,
	2008	2007	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges	14.52	18.63	17.43	28.10	16.81	11.83	7.25

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $247.0 million from this offering, after deducting the underwriters’ discounts and commissions and approximately $200,000 in expenses relating to the offering. We expect to use the net proceeds from this offering to repay our outstanding floating rate senior notes, which mature on June 1, 2008 and currently bear interest at a rate of 3.25% per annum. Pending our repayment of the floating rate senior notes upon maturity on June 1, 2008, we may temporarily use the net proceeds from this offering to repay borrowings outstanding under our revolving credit facility or for general corporate purposes.

As of May 13, 2008, we had $110.0 million of borrowings outstanding under our revolving credit facility, leaving $290.0 million of borrowing capacity under our revolving credit facility. Depending on the amount of borrowings outstanding under this facility, the interest rate applicable to borrowings recently ranged from 30-40 basis points above LIBOR. Any amounts outstanding under the revolving credit facility become due and payable in August 2012. Net cash provided by operating activities was approximately $349.7 million for the six months ended March 31, 2008.

INDEBTEDNESS AND LONG-TERM COMMITMENTS

Indebtedness

As of March 31, 2008, the Company had $250.0 million of floating rate senior notes due June 2008 issued and outstanding and $249.8 million, net of discount, of 5.75% senior notes due June 2011 issued and outstanding. The floating rate senior notes mature on June 1, 2008 and will be repaid using the net proceeds of this offering.

In August 2007, the Company amended and restated its then existing revolving credit facility (the “Revolving Credit Facility”) that permits borrowings up to $400 million in principal amount. The Revolving Credit Facility includes a $50 million sublimit for the issuance of standby letters of credit and a $20 million sublimit for swingline loans. Swingline loans have short-term maturities. Any amounts outstanding under the Revolving Credit Facility become due and payable in August 2012. In addition, the Company has the right to request up to an additional $200 million over the permitted borrowings of $400 million, subject to the approval of its lenders at the time of the request. Depending on the amount of borrowings outstanding under this facility, the interest rate applicable to borrowings generally ranges from 30-40 basis points above LIBOR. The Company is charged various fees in connection with the Revolving Credit Facility, including a commitment fee based on the average daily unused portion of the commitment, totaling $0.1 million for the six months ended March 31, 2008. In addition, the Revolving Credit Facility charges a utilization fee on all outstanding loans and letters of credit when usage of the Revolving Credit Facility exceeds 62.5%, though there were no such charges in fiscal 2008 to date or in fiscal 2007. There were $85.0 million in outstanding borrowings under the Revolving Credit Facility at March 31, 2008. As of May 13, 2008, the Company had $110.0 million of borrowings outstanding under its Revolving Credit Facility, leaving $290.0 million of borrowing capacity under its Revolving Credit Facility.

The Revolving Credit Facility includes various customary covenants and other provisions, including the maintenance of certain profitability and solvency ratios, none of which materially restrict the Company’s activities. The Company is currently in compliance with all covenants imposed by the terms of the Revolving Credit Facility.

In addition to the Revolving Credit Facility, the Company had $132.1 million available in various unsecured, discretionary lines of credit at March 31, 2008, which expire at the lender’s discretion. There are no requirements for commitment fees or compensating balances in connection with these lines of credit, and interest on borrowings is at prevailing market rates. There was $31.1 million and $24.3 million in outstanding borrowings under these lines of credit at March 31, 2008 and September 30, 2007, respectively.

Management believes that cash flows from operations combined with cash and cash equivalents, the Revolving Credit Facility and other discretionary credit facilities provide the Company with sufficient capital resources and liquidity to manage its routine operations, meet debt service obligations, fund projected capital expenditures, pay a regular quarterly dividend and support the development of its short-term and long-term operating strategies. If the discretionary lines of credit are not renewed, or if borrowings under these lines of credit otherwise become unavailable, the Company expects to refinance this debt by arranging additional committed bank facilities or through other long-term borrowing alternatives.

Lease and Other Long-Term Commitments

In 1999, the Company contributed certain pumping service equipment to a limited partnership. The Company owns a 1% interest in the limited partnership. The equipment is used to provide services to the Company’s customers for which the Company pays a service fee over a period of at least six years, but not more than 13 years, at approximately $12 million annually. This is accounted for as an operating lease. The Company assessed the terms of this agreement and determined it was a variable interest entity as defined in FIN 46, Consolidation of Variable Interest Entities. However, the Company was not deemed to be the primary beneficiary, and therefore, consolidation was not required. The transaction resulted in a gain that is being deferred and amortized over 13 years. The balance of the deferred gain was $7.5 million and $9.0 million as of March 31, 2008 and September 30, 2007, respectively. The agreement permits substitution of equipment within the partnership as long as the implied fair value of the new property transferred in at the date of substitution equals or exceeds the implied fair value, as defined, of the current property in the partnership that is being replaced. As a result of the substitutions, the deferred gain was reduced by $0.8 million in fiscal 2007. In September 2010, the Company has the option, but not the obligation, to purchase the pumping service equipment for approximately $32 million. The Company currently has the intent to exercise this option. The option price to purchase the equipment under the partnership depends in part on the fair market value of the equipment held by the partnership at the time the option is exercised, as well as other factors specified in the agreement.

DESCRIPTION OF THE NOTES

We have summarized the provisions of the notes below. The notes will be a series of debt securities described in the accompanying prospectus. This summary supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions contained in the “Description of Debt Securities” in the accompanying prospectus.

The notes will be issued as a separate series of debt securities under the indenture dated June 8, 2006 entered into with Wells Fargo Bank, N.A., as trustee. We urge you to read the indenture because it, not the summaries below and in the accompanying prospectus, defines your rights. You may obtain a copy of the indenture from us without charge. See the section in this prospectus supplement and the accompanying prospectus entitled “Where You Can Find More Information.” As of March 31, 2008, $250.0 million of floating rate senior notes due June 2008 and $249.8 million, net of discount, of 5.75% senior notes due 2011 were issued and outstanding under the indenture. The floating rate senior notes mature on June 1, 2008 and will be repaid using the net proceeds of this offering.

General

The notes will be initially limited to $250,000,000 aggregate principal amount. We may, at any time, without the consent of the holders of any series of notes, issue additional notes of any series having the same ranking, interest rate, maturity and other terms of such series. Any such additional notes, together with the series of notes being offered by this prospectus supplement that has the same ranking, interest rate, maturity and other terms as such additional notes, will constitute the same series of notes under the indenture.

The notes will be unsecured and unsubordinated obligations of BJ Services Company. The notes will rank equally with all of our other existing and future unsubordinated debt. Any of our future secured debt will have a prior claim with respect to the assets securing that debt. The notes are not guaranteed by, and are not the obligation of, any of our subsidiaries. The notes will not be listed on any securities exchange or included in any automated quotation system.

The notes are subject to defeasance and discharge of debt or to defeasance of some restrictive covenants, as described under “Description of Debt Securities—Defeasance and Covenant Defeasance” in the accompanying prospectus.

The notes will be issued in book-entry form as one or more global notes registered in the name of the nominee of The Depository Trust Company, or DTC, which will act as a depository, in minimum denominations of $1,000 and integral multiples of $1,000. Beneficial interests in book-entry notes will be shown on, and transfers of the notes will be made only through, records maintained by DTC and its participants (including Euroclear and Clearstream).

Payment of Principal and Interest

The notes will mature on June 1, 2018 and bear interest at the rate of 6% per year.

We will pay interest on the notes semi-annually in arrears on June 1 and December 1 of each year they are outstanding, beginning December 1, 2008. Interest will accrue from May 19, 2008 or from the most recent interest payment date to which we have paid or provided for the payment of interest to the next interest payment date or the scheduled maturity date, as the case may be. We will pay interest computed on the basis of a 360-day year of twelve 30-day months.

We will pay interest on the notes in immediately available funds to the persons in whose names such notes are registered at the close of business on May 15 or November 15 preceding the respective interest payment date. At maturity for any series of the notes, we will pay the principal in immediately available funds upon delivery of such notes to the trustee.

Optional Redemption

The notes due will be redeemable as a whole or in part, at our option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points, plus in each case accrued interest thereon to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. or their affiliates which are primary U.S. Government securities dealers, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Repurchase at the Option of Holders Upon Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right to redeem the notes as described above, we will make an offer (a “Change of Control Offer”) to each holder of notes to repurchase all or any part (in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase (the “Change of Control Payment”). Within 30 days following the consummation of any Change of Control Repurchase Event or, at our option, prior to the consummation of any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes (in integral multiples of $1,000) properly tendered pursuant to our Change of Control Offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered and not withdrawn; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the repurchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000 above that amount.

We will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by us and such third party purchases all notes properly tendered and not withdrawn under its Change of Control Offer. In the event that such third party terminates or defaults on its Change of Control Offer, we will be required to make a Change of Control Offer treating the date of such termination or default by such third party as though it were the date of the Change of Control Repurchase Event.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

Definitions

“Below Investment Grade Rating Event” means the rating on the notes is lowered by each of the Rating Agencies and the notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the first public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the consummation of a Change of Control (which period shall be extended following the consummation of a Change of Control so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than us or one or more of our subsidiaries;

(2) the consummation of any transaction or series of related transactions (including, without limitation, any merger, amalgamation, arrangement or consolidation) the result of which is that any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than us or one of our wholly owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding Voting Stock, measured by voting power rather than number of shares;

(3) we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4) the first day on which a majority of the members of our Board of Directors is not comprised of Continuing Directors (as defined below); or

(5) the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control under clause (2) above if (a) we become a direct or indirect wholly owned subsidiary of a holding company and (b) (y) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock outstanding immediately prior to that transaction or (z) immediately following that transaction, no person (as that term is used in Section 13(d) (3) of the Exchange Act) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the holding company.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our properties and assets and of those of our subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, as the case may be, and that is reasonably acceptable to the trustee.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Events of Default

“Event of default,” when used in the indenture with respect to the notes, will mean any of the events of default described under “Description of Debt Securities—Events of Default” in the accompanying prospectus and will also include any default in the performance, or breach, of the covenant described under the caption, “—Repurchase at the Option of Holders Upon Change of Control Repurchase Event.”

If any event of default with respect to the notes occurs and continues, the trustee or the holders of at least 25% of the outstanding notes may declare all or any portion of the outstanding principal amount of the notes to be due and payable immediately, and upon any such declaration, such principal amount of notes will become due and payable. Notwithstanding the foregoing, if an event of default specified in clause (5) or (6) under “Description of Debt Securities—Events of Default” in the accompanying prospectus with respect to the notes occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on, all debt securities outstanding under the indenture (including the notes) will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

Mandatory Redemption

We will not be required to redeem the notes before maturity, except as provided above under the caption “—Repurchase at the Option of Holders Upon Change of Control Repurchase Event.”

No Sinking Fund

We will not be required to make any sinking fund payments with regard to the notes.

Book-Entry Delivery and Settlement

We will issue the notes in the form of one or more permanent global securities in definitive, fully registered, book-entry form. The global securities will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with arrangements between DTC and the trustee.

If you wish to hold securities through the DTC system, you must either be a direct participant in DTC or hold through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations that have accounts with DTC. For those holders of notes outside the United States, Euroclear and Clearstream participate in DTC through their New York depositaries. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants or through other indirect participants that have access through a direct participant.

If you so choose, you may hold your beneficial interests in the global security through Euroclear or Clearstream, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold their participants’ beneficial interests in the global security in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream in turn will hold such interests in their customers’ securities accounts with DTC.

In sum, you may elect to hold your beneficial interests in the notes:

•	in the United States, through DTC;

•	outside the United States, through Euroclear or Clearstream; or

•	through organizations that participate in such systems.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the global securities through these participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the indenture or the notes. The ability of Euroclear or Clearstream to take actions as a holder of the notes under the indenture will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources we believe to be reliable, but we make no representation or warranty with respect to this information. DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. We and the trustee will not be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures, or for the performance by direct or indirect participants of their obligations under the rules and procedures of the clearance systems.

Transfers within DTC, Euroclear and Clearstream will be in accordance with the usual rules and operating procedures of the relevant system. Cross-market transfers between investors who hold or who will hold any series of notes through DTC and investors who hold or will hold any series of notes through Euroclear or Clearstream will be effected in DTC through the respective depositaries of Euroclear and Clearstream.

The Depository Trust Company. DTC has advised us as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act;

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	direct participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and other organizations;

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority;

•

access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly and

•	the rules applicable to DTC and its participants are on file with the SEC.

We expect that under procedures established by DTC:

•

upon deposit of the global securities with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global securities; and

•

ownership of the securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global security for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global security will not be entitled to have notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global security.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments on the notes represented by the global securities will be made in immediately available funds. Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes or debentures, as the case may be, represented by the global securities upon surrender by DTC of the global securities only if:

•	DTC notifies us that it is no longer willing or able to act as a depository for the global securities, and we have not appointed a successor depository within 60 days of that notice;

•	we determine not to have the notes represented by a global security; or

•	an event of default has occurred and is continuing.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes or debentures. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes and debentures to be issued.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following describes the material United States federal income tax consequences of the ownership and disposition of the notes by holders who purchase notes at their original issue price pursuant to the offering. This discussion is not a complete discussion of all the potential tax consequences that may be relevant to you. This discussion is based upon the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. For purposes of this discussion, you are a “U.S. holder” if you are a beneficial owner of notes and you are a “United States person” for United States federal income tax purposes or a “non-U.S. holder” if you are a beneficial owner of notes and are, for United States federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. holder. A “United States person” is:

•	an individual citizen or resident of the United States,

•

a corporation or other entity treated as a corporation for United States federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof including the District of Columbia,

•	an estate whose income is subject to United States federal income taxation regardless of its source, or

•

a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or certain trusts that were in existence on August 19, 1996 and elected to be treated as a domestic trust.

If a partnership or other entity treated as a partnership for United States federal income tax purposes holds notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors.

This discussion only applies to holders who hold the notes as capital assets. The tax treatment of holders of the notes may vary depending upon their particular situations. Certain holders, including insurance companies, tax exempt organizations, financial institutions, investors in pass-through entities, expatriates, taxpayers subject to the alternative minimum tax, broker-dealers and persons holding the notes as part of a “straddle,” “hedge” or “conversion transaction,” may be subject to special rules not discussed below. This discussion does not address any estate, gift, foreign, state or local taxes. We urge you to consult your own tax advisors regarding the particular United States federal income tax consequences of holding and disposing of notes, as well as any tax consequences that may arise under the laws of any relevant foreign, state, local, or other taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

The following is a summary of the material United States federal income tax consequences that will apply to you if you are a U.S. holder of the notes.

Taxation of Interest

Stated interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued, depending on your method of accounting for United States federal income tax purposes.

Sale, Exchange or Retirement of the Notes

Upon a sale, taxable exchange or retirement of a note, you generally will recognize gain or loss equal to the difference between the amount received upon the sale, exchange or retirement (less any amount attributable to accrued interest which will be taxable as ordinary income, if not previously taken into income) and your tax basis in the note at that time.

Gain or loss realized on the sale, exchange or retirement of a note generally will be capital gain or loss, and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Under current law, long-term capital gains of certain non-corporate holders are generally taxed at lower rates than items of ordinary income. The use of capital losses is subject to limitations.

Backup Withholding and Information Reporting

In general, information reporting will apply to certain payments of principal and interest on the notes and to the proceeds from the sale of a note paid to U.S. holders other than certain exempt recipients. Additionally, a backup withholding tax (currently at a rate of 28%) will apply to such payments if the U.S. holder fails to provide a correct taxpayer identification number or certification of exempt status or fails to report its full dividend and interest income or otherwise fails to comply with applicable requirements of the backup withholding rules.

If the backup withholding applies to a U.S. holder, the U.S. holder may use the amounts withheld as a refund or credit against the U.S. holder’s United States federal income tax liability, as long as the U.S. holder timely provides specific information to the United States Internal Revenue Service (the “IRS”).

Non-U.S. Holders

The following is a summary of the material United States federal income tax consequences that will apply to you if you are a non-U.S. holder of the notes.

Payments of Interest

Payments of interest on the notes that are not effectively connected with the conduct of a United States trade or business will not be subject to United States federal income tax and withholding of United States federal income tax will not be required on that payment if you:

•	do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock,

•	are not a controlled foreign corporation with respect to which we are a related person,

•	are not a bank receiving interest on a loan entered into in the ordinary course of business within the meaning of the Internal Revenue Code, and

•

certify to us, our paying agent, or the person who would otherwise be required to withhold United States tax, on IRS Form W-8BEN or applicable substitute form, under penalties of perjury, that you are not a United States person and provide your name and address.

If you do not satisfy the preceding requirements, your interest on a note that is not effectively connected with a United States trade or business would generally be subject to United States withholding tax at a flat rate of 30% unless that rate is reduced or eliminated pursuant to an applicable tax treaty.

If you are engaged in trade or business in the United States, and if interest on a note is effectively connected with the conduct of that trade or business and, if an applicable tax treaty applies, is attributable to a permanent establishment or fixed base you maintain in the United States, you will be exempt from United States withholding tax but will be subject to regular United States federal income tax on the interest in the same manner as if you were a United States person. In order to establish an exemption from United States withholding tax, you must provide to us, our paying agent or the person who would otherwise be required to withhold United States tax, a properly completed and executed IRS Form W-8ECI or applicable substitute form. In addition to regular United States federal income tax, if you are a foreign corporation, you may be subject to a United States branch profits tax.

Gain on Disposition

You generally will not be subject to United States federal income tax with respect to gain recognized on a sale, redemption, exchange or other taxable disposition of a note unless:

•

the gain is effectively connected with your conduct of a trade or business within the United States, and, if an applicable tax treaty applies, is attributable to a permanent establishment or fixed base you maintain in the United States; or

•	if you are an individual, you are present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

A non-U.S. holder described in the first bullet point above generally will be subject to United States federal income tax on the net gain derived from the sale in the same manner as a United States person, and in addition, a non-U.S. holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A non-U.S. holder described in the second bullet point above will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by certain U.S. source capital losses.

Information Reporting and Backup Withholding

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Backup withholding generally will not apply to payments of interest on the notes by us or our paying agent to you if you certify as to your non-U.S. status under penalties of perjury or otherwise establish an exemption, provided that neither we nor our paying agent has actual knowledge or reason to know that you are a United States person or that the conditions of any other exemptions are not in fact satisfied.

The payments of the proceeds of the disposition of notes (including redemption or retirement) to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless you provide the certification described above or otherwise establish an exemption. The proceeds of a disposition effected outside the United States by you of notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of your non-U.S. status and has no actual knowledge or reason to know to the contrary or unless you otherwise establish an exemption.

We urge you to consult your tax advisors regarding the application of information reporting and backup withholding to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided you furnish the required information in a timely manner to the IRS.

This federal income tax discussion may not be applicable depending upon your particular situation. You are urged to consult your tax advisors with respect to the tax consequences of the ownership and disposition of the notes, including the tax consequences under state, local, foreign, estate, gift and other tax laws and possible effects of changes in federal or other tax laws.

UNDERWRITING

We intend to offer the notes through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in a purchase agreement and the related agreements between us and the underwriters, we have agreed to sell the notes listed opposite their names below.

Underwriter	Principal Amount
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$137,500,000
Citigroup Global Markets Inc.	75,000,000
J.P. Morgan Securities Inc.	37,500,000

Total	$250,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the purchase agreement if any of these notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of .4% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of .28% of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The expenses of the offering, not including the underwriting discount, are estimated to be approximately $200,000 and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In particular, affiliates of each of the underwriters participate as lenders under our revolving credit facility and will be repaid with a portion of the net proceeds from this offering to the extent we use any net proceeds to temporarily repay amounts outstanding under our revolving credit facility.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Andrews Kurth LLP, Houston, Texas. Certain legal matters will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The financial statements incorporated in this prospectus supplement, the related financial statement schedule, and the effectiveness of BJ Services Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated herein. Such financial statements and financial statement schedule are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

BJ SERVICES COMPANY

DEBT SECURITIES

We may offer debt securities from time to time. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Investing in these securities involves certain risks. See the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

This prospectus may be used to offer and sell debt securities only if accompanied by a prospectus supplement for those debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 5, 2006

You should rely only on the information contained in or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission and any information about the terms of securities offered conveyed to you by the issuer, its underwriters or agents. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. Except as otherwise specified, the terms “BJ Services,” the “Company,” “we,” “us,” and “our” refer to BJ Services Company and its subsidiaries.

i

THE COMPANY

BJ Services Company, whose operations trace back to the Byron Jackson Company (founded in 1872), was organized in 1990 under the corporate laws of the state of Delaware. The Company is a leading worldwide provider of pressure pumping and other oilfield services for the petroleum industry. The Company’s pressure pumping services consist of cementing and stimulation services used in the completion of new oil and natural gas wells and in remedial work on existing wells, both onshore and offshore. Other oilfield services include completion tools, completion fluids, casing and tubular services, production chemical services, and precommissioning, maintenance and turnaround services in the pipeline and process business, including pipeline inspection.

Our principal executive offices are located at 4601 Westway Park Blvd, Houston, Texas 77041, and our telephone number at that address is (713) 462-4239.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFOR MATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement including the exhibits and schedules thereto. General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.bjservices.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated by reference into this prospectus or our other securities filings and is not a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until we sell all of the securities covered by this registration statement:

(i) Annual Report on Form 10-K for the fiscal year ended September 30, 2005;

(ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2005 and March 31, 2006; and

(iii) Current Reports on Form 8-K filed on November 29, 2005, January 19, 2006, March 2, 2006, March 29, 2006, April 25, 2006 (as amended by Form 8-K/A filed April 26, 2006) (except for Item 2.02), and May 31, 2006.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

BJ Services Company 4601 Westway Park Blvd Houston, Texas 77041 Attention: Corporate Secretary (713) 462-4239

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934 concerning, among other things, our prospects, expected revenue, expenses and profits, developments and business strategies for our operations, all of which are subject to certain risks, uncertainties and assumptions. These forward-looking statements are identified in statements described as “Outlook” and by their use of terms and phrases such as “expect,” “estimate,” “project,” “forecast,” “believe,” “achievable,” “anticipate” and similar terms and phrases. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Such statements are subject to:

•	fluctuating prices of crude oil and natural gas,

•	conditions in the oil and natural gas industry, including drilling activity,

•	reduction in prices or demand for our products and services and level of acceptance of price book increases in our markets,

•	general global economic and business conditions,

•	international political instability, security conditions, hostilities, and declines in customer activity due to adverse local and regional conditions,

•	our ability to expand our products and services (including those we acquire) into new geographic markets,

•	our ability to generate technological advances and compete on the basis of advanced technology,

•	risks from operating hazards such as fire, explosion, blowouts and oil spills,

•	litigation for which insurance and customer agreements do not provide protection,

•	adverse consequences that may be found in or result from internal investigations, including potential financial and business consequences and governmental actions, proceedings, charges or penalties,

•	changes in currency exchange rates,

•	severe weather conditions, including hurricanes, that affect conditions in the oil and natural gas industry,

•	the business opportunities that may be presented to and pursued by us,

•	competition and consolidation in our business,

•	changes in law or regulations and other factors, many of which are beyond our control, and

•	other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

These factors are more fully described in our Form 10-K for the fiscal year ended September 30, 2005 under the heading “Risk Factors” and are incorporated herein by reference. Other factors that could cause actual results to differ materially from estimates and projections contained in forward-looking statements are described in the other documents that we incorporated by reference into this document.

Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus, or, in the case of documents incorporated by reference, the date of those documents.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, unless the securities laws require us to do so.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods indicated.

	Six Months Ended March 31,		Year ended September 30,
	2006	2005	2005	2004	2003	2002	2001
Ratio of earnings to fixed charges	36.17	13.67	16.81	11.83	7.25	8.34	15.23

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

Any debt securities that we offer under a prospectus supplement will be senior debt securities and will be direct, unsecured general obligations. The debt securities will be issued under one or more separate indentures between us and a banking or financial institution, as trustee. The indenture will be supplemented by supplemental indentures, the material provisions of which will be described in a prospectus supplement.

As used in this description, the words “BJ Services,” “we”, “us” and “our” refer to BJ Services Company, and not to any of its subsidiaries or affiliates.

We have summarized some of the material provisions of the indenture below. This summary does not restate those agreements in their entirety. A form of senior indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture because the indenture, and not this description, defines the rights of holders of debt securities.

Capitalized terms defined in the indenture have the same meanings when used in this prospectus.

General

The debt securities issued under the indenture will be our direct, unsecured general obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt.

Most of our assets are held by our operating subsidiaries. With respect to these assets, holders of senior debt securities that are not guaranteed by our operating subsidiaries and holders of subordinated debt securities will have a position junior to the prior claims of creditors of these subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, and any preferred stockholders, except to the extent that we may ourself be a creditor with recognized claims against any subsidiary. Our ability to pay the principal, premium, if any, and interest on any debt securities is, to a large extent, dependent upon the payment to us by our subsidiaries of dividends, debt principal and interest or other charges.

The following description sets forth the general terms and provisions that could apply to debt securities that we may offer to sell. A prospectus supplement and an indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange features;

•	any optional redemption periods;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

•	any other terms of the debt securities.

The indenture will not limit the amount of debt securities that may be issued. The indenture will allow debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Debt securities of a series may be issued in registered, coupon or global form.

Covenants

The indenture does not contain any restrictions on our payment of dividends or any financial covenants. The indenture does not contain provisions that would afford holders of the notes protection in the event of a transfer of assets to a Subsidiary and incurrence of unsecured debt by that Subsidiary, or in the event of a decline in our credit quality resulting from highly leveraged or other similar transactions involving us.

Limitation on Indebtedness Secured by a Lien. The indenture provides that neither we nor any Subsidiary will create, assume, guarantee or suffer to exist any Indebtedness secured by any lien, pledge, mortgage, security interest, conditional sale or other title retention agreement or other similar encumbrance (“Lien”) on any Principal Property unless we secure or cause our Subsidiary to secure the debt securities equally and ratably with, or prior to, the secured Indebtedness. This restriction will not apply to Indebtedness secured by:

•

Liens on any Principal Property of any Person that exists prior to the time (A) that Person becomes a Subsidiary, (B) that Person merges into or consolidates with a Subsidiary or (C) a Subsidiary merges into or consolidates with that Person in a transaction in which that Person becomes a Subsidiary, provided that the Liens were not created in anticipation of or in connection with any transaction described in clauses (A), (B) or (C);

•	Liens in favor of us or a Subsidiary;

•

Liens on any Principal Property in favor of the United States of America or any state or political subdivision of the United States, or in favor of any other country or any political subdivision of any other country, to secure payment under any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or part of the purchase price or the cost of construction or improvement of the Principal Property subject to those Liens;

•

Liens on any Principal Property subsequently acquired by us or any Subsidiary, contemporaneously with the acquisition of the Principal Property or within 180 days after that acquisition, to secure or provide for the payment of any part of the purchase price, construction or improvement of the Principal Property, or Liens assumed by us or any Subsidiary upon any Principal Property subsequently acquired by us or any Subsidiary that existed at the time of the acquisition of the Principal Property, provided that the amount of any Indebtedness secured by any Lien created or assumed does not exceed the cost to us or our Subsidiary, as the case may be, of the Principal Property covered by that Lien;

•

Liens existing on the date of issuance of the first series of debt securities, and liens created after such date of issuance on equipment substituted in accordance with equipment partnership arrangements existing on the date of issuance of the first series of debt securities;

•	Liens representing the extension, renewal or refunding of any Lien referred to in any of the preceding clauses and the Indebtedness secured by those Liens;

•	Liens for taxes and governmental charges not yet due or that are being contested in good faith;

•

pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; and

•

any other Lien, so long as the aggregate of all Indebtedness secured by such Liens and the aggregate Value of the Sale and Lease-Back Transactions in existence at that time, not including those in connection with which we have voluntarily retired funded Indebtedness as provided in the indenture, does not exceed 15% of the Consolidated Net Tangible Assets of us and our Subsidiaries.

Limitation on Sale and Lease-Back Transactions. The indenture provides that neither we nor any Subsidiary will enter into any Sale and Lease-Back Transaction with respect to any Principal Property unless either:

•

we or the Subsidiary would be entitled, under our covenant relating to “Limitation on Indebtedness Secured by a Lien,” to create, assume, guarantee or suffer Indebtedness secured by a Lien under any provision of the first five clauses in the preceding paragraph or to incur Indebtedness in a principal amount equal to or exceeding the Value of the Sale and Lease-Back Transaction secured by a Lien on the property to be leased without equally and ratably securing the securities; or

•

we or any Subsidiary, within 120 days after the effective date of the transaction, apply an amount equal to the greater of (x) the net proceeds of the sale of the property subject to the Sale and Lease-Back Transaction and (y) the Value of the Sale and Lease-Back Transaction, to the voluntary retirement of our Indebtedness, which may include the debt securities.

Additional Covenants. Under the indenture, we also:

•	will pay the principal of, interest and any premium on, the debt securities when due;

•	will maintain a place of payment;

•	will deliver a certificate to the trustee at the end of each fiscal year reviewing our obligations under the indenture;

•	will preserve our corporate existence; and

•	will deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Certain Definitions

“Capital Stock” is defined in the indenture to mean any and all shares, interests, participations or other equivalents in the equity interest in any Person and any rights (other than debt securities convertible into an equity interest), warrants or options to subscribe for or to acquire an equity interest in such Person.

“Consolidated Net Tangible Assets” is defined in the indenture to mean total consolidated assets of us and our Subsidiaries, less (i) current liabilities of us and our Subsidiaries, and (ii) the net book amount of all intangible assets of us and our Subsidiaries.

“Consolidated Subsidiary” is defined in the indenture to mean at any date any Subsidiary the accounts of which are consolidated with ours for financial reporting purposes.

“Indebtedness” is defined in the indenture to mean (i) long-term liabilities representing borrowed money or purchase money obligations as shown on the liability side of a balance sheet, other than liabilities evidenced by obligations under leases, (ii) indebtedness secured by any Lien existing on property owned subject to that Lien, whether or not the same indebtedness has been assumed and (iii) contingent obligations in respect of, or to purchase or otherwise acquire, any indebtedness of others described in the foregoing clauses (i) or (ii) above, including guarantees and endorsements, other than for purposes of collection in the ordinary course of business of any indebtedness.

“Person” is defined in the indenture to mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or any other entity.

“Principal Property” is defined in the indenture to mean any real property, manufacturing plant, warehouse, office building or other physical facility, or any item of marine, transportation, pressure pumping equipment or other like depreciable assets owned or leased by us or any Subsidiary, any Capital Stock (excluding treasury shares and margin stock in each case consisting of Capital Stock of the Company) or Indebtedness of a Subsidiary or any other property or right owned by or granted to us or any Subsidiary and used or held for use in any of the principal businesses conducted by us or any Subsidiary, except for any such property or right which, in the opinion of our board of directors as set forth in a board resolution adopted in good faith, is not material to the total business conducted by us and our Subsidiaries considered as one enterprise.

“Sale and Lease-Back Transaction” is defined in the indenture to mean the leasing by us or a Subsidiary for a period of more than three years of any Principal Property that has been sold or is to be sold or transferred by us or any Subsidiary to any party, other than us or a Subsidiary.

“Significant Subsidiary” is defined in the indenture to mean any Subsidiary (i) which, as of the close of our fiscal year immediately preceding the date of determination, contributed more than 10% of the consolidated net operating revenues of us and our consolidated Subsidiaries for such year or (ii) the total net tangible assets of which as of the close of such immediately preceding fiscal year exceeded 10% of the Consolidated Net Tangible Assets.

“Subsidiary” of a Person is defined in the indenture to mean (i) a corporation, a majority of whose Voting Stock is at the time, directly or indirectly, owned by that Person, by one or more subsidiaries of that Person or by that Person and one or more subsidiaries of that Person, (ii) a partnership in which that Person or a subsidiary of that Person is, at the date of determination, a general or limited partner of that partnership, but only if that Person or its subsidiary is entitled to receive more than 50% of the assets of that partnership upon its dissolution, or (iii) any other Person, other than a corporation or partnership, in which that Person, directly or indirectly, at the date of determination, has (a) at least a majority ownership interest or (b) the power to elect or direct the election of a majority of the directors or other governing body and control the policies of that Person.

“Value” is defined in the indenture to mean, with respect to any Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds of the sale or transfer of the property leased pursuant to the Sale and Lease-Back Transaction and (ii) the fair value in the opinion of the board of directors of the property at the time of entering into the Sale and Lease-Back Transaction, subject to adjustment at any particular time for the length of the remaining initial lease term.

“Voting Stock” is defined in the indenture to mean all classes of Capital Stock of a Person then outstanding normally entitled to vote in elections of directors or Persons performing similar functions, whether at all times or only so long as no senior class of stock has voting power by reason of any contingency.

Merger and Sale of Assets

The indenture will provide that we may not consolidate with or merge into any other person or sell, convey, transfer or lease all or substantially all of our properties and assets (on a consolidated basis) to another person, unless:

•

either: (a) BJ Services is the surviving corporation; or (b) the person or entity formed by or surviving any such consolidation, amalgamation or merger or resulting from such conversion (if other than BJ Services) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

•

the person or entity formed by or surviving any such conversion, consolidation, amalgamation or merger (if other than BJ Services) or the person or entity to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of BJ Services under the securities and the indenture pursuant to agreements reasonably satisfactory to the trustee; provided that, unless such person or entity is a corporation, a corporate co-issuer of the securities will be added to the applicable indenture by agreements reasonably satisfactory to the trustee;

•	we or the successor will not immediately be in default under the indenture; and

•

we deliver an officer’s certificate and opinion of counsel to the trustee stating that such consolidation or merger complies with the indenture and that all conditions precedent set forth in the indenture have been complied with.

Upon the assumption of our obligations by a successor, we will be discharged from all obligations under the indenture.

Events of Default

“Event of default,” when used in the indenture, with respect to debt securities of any series, will mean any of the following:

(1) default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(2) default in the payment of the principal of (or premium, if any, on) any debt security of that series at its maturity;

(3) default in the performance, or breach, of any covenant set forth in Article Ten of the indenture (other than a covenant a default in whose performance or whose breach is elsewhere specifically dealt with as an event of default or which has expressly been included in the indenture solely for the benefit of series of debt securities other than that series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to BJ Services by the trustee or to BJ Services and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(4) default in the performance, or breach, of any covenant in the indenture (other than a covenant in set forth in Article Ten of the indenture or any other covenant a default in whose performance or whose breach is elsewhere specifically dealt with as an event of default or which has expressly been included in the indenture solely for the benefit of series of debt securities other than that series), and continuance of such default or breach for a period of 180 days after there has been given, by registered or certified mail, to BJ Services by the trustee or to BJ Services and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(5) BJ Services pursuant to or within the meaning of any bankruptcy law (i) commences a voluntary case, (ii) consents to the entry of any order for relief against it in an involuntary case, (iii) consents to the appointment of a custodian of it or for all or substantially all of its property, or (iv) makes a general assignment for the benefit of its creditors;

(6) a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against BJ Services in an involuntary case, (ii) appoints a custodian of BJ Services or for all or substantially all of its property, or (iii) orders the liquidation of BJ Services; and the order or decree remains unstayed and in effect for 60 consecutive days;

(7) default in the deposit of any sinking fund payment when due; or

(8) any other event of default provided with respect to debt securities of that series in accordance with provisions of the indenture related to the issuance of debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, interest or any premium) if it considers the withholding of notice to be in the interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a specified percentage of the aggregate principal amount of the debt securities of that series can void the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount outstanding of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Amendments and Waivers

Subject to certain exceptions, the indenture and the securities issued thereunder may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the then outstanding securities of each series of securities affected by such amendment or supplemental indenture, with each such series voting as a separate series (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, securities) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with respect to each series of securities with the consent of the holders of a majority in principal amount of the then-outstanding securities of such series voting as a separate class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, securities).

Without the consent of each holder of the outstanding debt security affected, an amendment or waiver may not, among other things:

(1) change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the indenture, or change any place of payment where, or the coin or currency in which, any debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date therefor),

(2) reduce the percentage in principal amount of the then-outstanding debt securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of this Indenture or certain defaults thereunder and their consequences) provided for in the indenture,

(3) modify any of the provisions set forth in (i) sections related to matters addressed in items (1) through (15) of this caption, “—Amendments and Waivers,” (ii) the provisions of the indenture related to the holder’s unconditional right to receive principal, premium, if any, and interest on the debt securities or (iii) the provisions of the indenture related to the waiver of past defaults under the indenture except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each then-outstanding debt security affected thereby, provided, however, that this clause shall not be deemed to require the consent of any holder with respect to changes in the references to “the trustee” and concomitant changes in this section of the indenture, or the deletion of this proviso in the indenture, in accordance with the requirements of the indenture;

(4) waive a redemption payment with respect to any debt security; provided, however, that any purchase or repurchase of debt securities shall not be deemed a redemption of the debt securities; or

(5) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any holder of securities, BJ Services and the trustee may amend the indenture or the securities issued thereunder to:

(1) to cure any ambiguity or to correct or supplement any provision herein that may be inconsistent with any other provision therein;

(2) to evidence the succession of another person or entity to BJ Services and the assumption by any such successor of the covenants of BJ Services therein and, to the extent applicable, to the debt securities;

(3) to provide for uncertificated debt securities in addition to or in place of certificated debt securities; provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code, or in the manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Internal Revenue Code;

(4) to add a guarantee and cause any person or entity to become a guarantor, and/or to evidence the succession of another person or entity to a guarantor and the assumption by any such successor of the guarantee of such guarantor herein and, to the extent applicable, endorsed upon any debt securities of any series;

(5) to secure the debt securities of any series;

(6) to add to the covenants of BJ Services such further covenants, restrictions, conditions or provisions as BJ Services shall consider to be appropriate for the benefit of the solders of all or any series of debt Securities (and if such covenants, restrictions, conditions or provisions are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power herein conferred upon BJ Services and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the indenture as set forth therein; provided, that in respect of any such additional covenant, restriction, condition or provision such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an event of default or may limit the remedies available to the trustee upon such an event of default or may limit the right of the holders of a majority in aggregate principal amount of the debt securities of such series to waive such an event of default;

(7) to make any change to any provision of the indenture that does not adversely affect the rights or interests of any holder of debt securities;

(8) provide for the issuance of additional debt securities in accordance with the provisions set forth in the indenture on the date of the indenture;

(9) to add any additional defaults or events of default in respect of all or any series of debt securities;

(10) to add to, change or eliminate any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

(11) to change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision;

(12) to establish the form or terms of debt securities of any series as permitted thereunder, including to reopen any series of any debt securities as permitted thereunder;

(13) to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one trustee, pursuant to the requirements of the indenture;

(14) to conform the text of the indenture (and/or any supplemental indenture) or any debt securities issued thereunder to any provision of a description of such debt securities appearing in a prospectus or prospectus supplement or an offering memorandum or offering circular to the extent that such provision was intended to be a verbatim recreation of a provision of the indenture (and/or any supplemental indenture) or any debt securities issued thereunder; or

(15) to modify, eliminate or add to the provisions of the indenture to such extent as shall be necessary to effect the qualification of this Indenture under the Trust Indenture Act or under any similar federal statute subsequently enacted, and to add to this Indenture such other provisions as may be expressly required under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, BJ Services is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

Legal Defeasance and Covenant Defeasance

BJ Services may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding debt securities (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding debt securities to receive payments in respect of the principal of, or interest or premium, if any, on such debt securities when such payments are due from the trust referred to below;

(2) the obligations of BJ Services with respect to the debt securities concerning issuing temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the obligations of BJ Services in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, BJ Services may, at its option and at any time, elect to have the obligations of BJ Services released with respect to certain provisions of the indenture, including certain provisions set forth in any supplemental indenture (such release and termination being referred to as “Covenant Defeasance”), and thereafter any omission to comply with such obligations or provisions will not constitute a default or event of default. In the event Covenant Defeasance occurs in accordance with the indenture, the events of default described under clauses (3) and (4) under the caption “—Events of Default”, in each case, will no longer constitute an event of default.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(5) BJ Services must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium, if any, on the outstanding debt securities on the stated date for payment thereof or on the applicable redemption date, as the case may be, and BJ Services must specify whether the debt securities are being defeased to such stated date for payment or to a particular redemption date;

(6) in the case of Legal Defeasance, BJ Services has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) BJ Services has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue date of the debt securities, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred;

(7) in the case of Covenant Defeasance, BJ Services has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(8) No default or event of default has occurred and is continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit);

(9) the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which BJ Services is a party or by which BJ Services is bound;

(10) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which BJ Services or any of its subsidiaries is a party or by which BJ Services or any of its subsidiaries is bound;

(11) BJ Services must deliver to the trustee an officers’ certificate stating that the deposit was not made by BJ Services with the intent of preferring the holders of debt securities over the other creditors of BJ Services with the intent of defeating, hindering, delaying or defrauding creditors of BJ Services or others;

(12) BJ Services must deliver to the trustee an officers’ certificate, stating that all conditions precedent set forth in clauses (1) through (7) of this paragraph have been complied with; and

(13) BJ Services must deliver to the trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications, and exclusions), stating that all conditions precedent set forth in clauses (2), (3) and (5) of this paragraph have been complied with; provided that the opinion of counsel with respect to clause (5) of this paragraph may be to the knowledge of such counsel.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the securities, as expressly provided for in the indenture) as to all outstanding securities issued thereunder when:

(1) either (a) all the securities theretofore authenticated and delivered (except lost, stolen or destroyed securities that have been replaced or paid and securities for whose payment money or certain United States governmental obligations have theretofore been deposited in trust or segregated and held in trust by BJ Services and thereafter repaid to BJ Services or discharged from such trust) have been delivered to the trustee for cancellation or (b) all securities not theretofore delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of BJ Services, and BJ Services has irrevocably deposited or caused to be deposited with the trustee funds or U.S. government obligations, or a combination thereof, in an amount sufficient to pay and discharge the entire indebtedness on the securities not theretofore delivered to the trustee for cancellation, for principal of and premium, if any, on and interest on the securities to the date of deposit (in the case of securities that have become due and payable) or to the stated maturity or redemption date, as the case may be, together with instructions from BJ Services irrevocably directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) BJ Services has paid all other sums then due and payable under the indenture by BJ Services; and

(3) BJ Services has delivered to the trustee an officers’ certificate and an opinion of counsel, which, taken together, state that all conditions precedent under the Indenture relating to the satisfaction and discharge of the indenture have been complied with.

No Personal Liability of Directors, Officers, Employees, Partners and Stockholders

No director, officer, employee, incorporator, partner or stockholder of BJ Services, as such, shall have any liability for any obligations of BJ Services under the securities, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder, upon BJ Services’ issuance of the securities and execution of the indenture, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the securities. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Denominations

Unless stated otherwise in the prospectus supplement for each issuance of debt securities, the securities will be issued in denomination of $1,000 each or integral multiples of $1,000.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for the securities. BJ Services may change the paying agent or registrar without prior notice to the holders of the securities, and BJ Services may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange securities in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and BJ Services may require a holder to pay any taxes and fees required by law or permitted by the applicable indenture. BJ Services is not required to transfer or exchange any security selected for redemption. Also, BJ Services is not required to transfer or exchange any security for a period of 15 days before a selection of securities to be redeemed.

Payment and Transfer

Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indenture or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

Fully registered securities may be transferred or exchanged at the corporation trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depository identified in the applicable prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities that it represents, a global security may not be transferred except as a whole:

•	by the applicable depository to a nominee of the depository;

•	by any nominee to the depository itself or another nominee; or

•	by the depository or any nominee to a successor depository or any nominee of the successor.

We will describe the specific terms of the depository arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depository arrangements.

When we issue a global security in registered form, the depository for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depository (“participants”). Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depository or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

As long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered the owners or holders under the indenture relating to those debt securities.

Payments of principal of, any premium on and any interest on individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depository or any participants on account of beneficial interests in the global security.

We expect that the depository or its nominee, upon receipt of any payment of principal, any premium or interest relating to a global security representing any series of debt securities, immediately will credit participants’ accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depository or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers registered in “street name.” Those payments will be the sole responsibility of those participants.

If the depository for a series of debt securities is at any time unwilling, unable or ineligible to continue as depository and we do not appoint a successor depository within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Furthermore, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depository, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in any authorized denominations.

Governing Law

Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register for such debt securities.

No Personal Liability of Officers, Directors, Employees or Stockholders

No officer, director, employee or stockholder, as such, of ours or any of our affiliates shall have any personal liability in respect of our obligations under any indenture or the debt securities by reason of his, her or its status as such.

Information Concerning the Trustee

A banking or financial institution will be the trustee under the indenture. A successor trustee may be appointed in accordance with the terms of the indenture.

The indenture and the provisions of the Trust Indenture Act incorporated by reference therein, will contain certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (within the meaning of the Trust Indenture Act), it must eliminate such conflicting interest or resign.

A single banking or financial institution may act as trustee with respect to both the subordinated indenture and the senior indenture. If this occurs, and should a default occur with respect to either the subordinated debt securities or the senior debt securities, such banking or financial institution would be required to resign as trustee under one of the indenture within 90 days of such default, pursuant to the Trust Indenture Act, unless such default were cured, duly waived or otherwise eliminated.

PLAN OF DISTRIBUTION

We may sell the debt securities through underwriters, dealers or agents, or directly to purchasers. The underwriters may also sell the debt securities directly to other purchasers or through other dealers, who may receive compensation from the underwriters in the form of discounts, concessions or commissions.

If underwriters are used in the sale, the debt securities will be sold to the underwriters for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. Any initial public offering price and any discounts or concessions allowed or repaid to dealers may be changed from time to time.

We also may designate dealers, acting as our agents, to offer and sell debt securities upon certain terms and conditions. We may also sell debt securities directly to purchasers, without the use of underwriters, dealers or agents.

Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered debt securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation from us in a supplement to this prospectus.

We do not expect that the debt securities will be listed on a national securities exchange or that, if listed, the listing will continue until the maturity of the debt securities. Also, certain broker-dealers may make a market in the debt securities, but they will not be obligated to do so and may discontinue any market making at any time and without any notice to you. Further, we cannot assure you that any broker-dealer will make a market in the debt securities or that any trading market for the debt securities will develop, be maintained or be liquid. If we know that the debt securities will be listed on an exchange or that a broker-dealer will make a market in the debt securities, we will include that information in the applicable prospectus supplement.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. We also may have agreements to contribute to payments that the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Andrews Kurth LLP, Houston, Texas.

EXPERTS

The financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$250,000,000

BJ Services Company

6% Senior Notes due 2018

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

Citi

JPMorgan

May 14, 2008